Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and appearing on Amendment No. 1 to Form 10-K of our audit report dated March 7, 2014, except for Note 1, Note 2, Note 3, Note 9, Note 13 and Note 23, as to which the date is November 10, 2014, with respect to the consolidated balance sheets of Pingtan Marine Enterprise Ltd. ("the Company"), and the related consolidated statements of income, comprehensive income, stockholders equity and cash flows of the Company as of December 31, 2013.

/s/ UHY Vocation HK CPA Limited

UHY Vocation HK CPA LIMITED

Hong Kong, the People's Republic of China

December 27, 2016